UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): July 1, 2013

TYCO INTERNATIONAL LTD.
(Exact Name of Registrant as Specified in its Charter)

Switzerland	98-0390500
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-13836
(Commission File Number)

Victor von Bruns-Strasse 21
CH-8212 Neuhausen am Rheinfall, Switzerland
(Address of Principal Executive Offices, including Zip Code)

41-52-633-02-44
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01                                           Other Events.

On June 20, 2013, we received Notices of Deficiency from the Internal Revenue Service (“IRS”) asserting that several of Tyco International Ltd's (the “Company”) former U.S. subsidiaries owe additional taxes of $883.3 million plus penalties of $154 million based on audits of the 1997 through 2000 tax years of the Company and its subsidiaries as they existed at that time. In addition, we received Final Partnership Administrative Adjustments for certain U.S. partnerships owned by former U.S. subsidiaries with respect to which we estimate an additional tax deficiency of approximately $30 million will be asserted. These amounts exclude interest and do not reflect the impact on subsequent periods if the IRS position described below is ultimately proved correct.
The Company has previously disclosed in its public filings that in connection with U.S. federal tax audits, the IRS has raised a number of issues and proposed tax adjustments for periods beginning with the 1997 tax year. Although we have been able to resolve substantially all of the issues and adjustments proposed by the IRS for tax years through 2007, we have not been able to resolve matters related to the treatment of certain intercompany debt transactions during the period. As a result, the IRS has asserted in the Notices of Deficiency that substantially all of the Company's intercompany debt originated during the 1997 - 2000 period should not be treated as debt for U.S. federal income tax purposes, and has disallowed interest and related deductions recognized on the Company's U.S. income tax returns totaling approximately $2.86 billion. We strongly disagree with the IRS position and we intend to file petitions to the U.S. Tax Court contesting the IRS proposed adjustments. We believe that we have meritorious defenses for our tax filings, that the IRS positions with regard to these matters are inconsistent with the applicable tax laws and existing Treasury regulations, and that the previously reported taxes for the years in question are appropriate.
No payments with respect to these matters would be required until the dispute is definitively resolved, which, based on the experience of other companies, could take several years. We believe that our income tax reserves and the liabilities recorded in our Consolidated Balance Sheet for the tax sharing agreements continue to be appropriate. However, the ultimate resolution of these matters, and the impact of that resolution, are uncertain and could have a material impact on the Company's financial condition, results of operations and cash flows. In particular, if the IRS is successful in asserting its claim, it would have an adverse impact on interest deductions related to the same intercompany debt in subsequent time periods, totaling approximately $6.6 billion, which we expect the IRS to also disallow.
The Company shares its obligations with respect to the matters described above under tax sharing agreements that it entered with Covidien and TE Connectivity in 2007, and with ADT and Pentair in 2012. Under the 2007 Tax Sharing Agreement, Covidien and TE Connectivity would share 42% and 31%, respectively, of any tax liabilities due in respect of these matters. Under the 2012 Tax Sharing Agreement, to the extent the Company's liability for the matters described above exceeds $500 million, Pentair and ADT would share 42% and 58%, respectively, of such liability up to $725 million, and 20% and 27.5%, respectively, above $725 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYCO INTERNATIONAL LTD.
(Registrant)

	By:	/s/ Andrea Goodrich
Andrea Goodrich
Vice-President and Corporate Secretary

Date: July 1, 2013

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